EXHIBIT 10.24
Amended and Restated Coach, Inc. 2010 Stock Incentive Plan
Stock Option Grant Notice and Agreement
For Outside Directors

NAME

Coach, Inc. (the “Company”) is pleased to confirm that you have been granted a stock option (an “Option”), effective as of GRANT DATE (the “Grant Date”), as provided in this agreement (the “Agreement”).
1.    Option Right. Your Option is to purchase, on the terms and conditions set forth below, the following number of shares (the “Option Shares”) of the Company’s Common Stock, par value $.01 per share (the “Common Stock”) at the exercise price specified below (the “Exercise Price”).

	Number of Option Shares	Grant Price Per Option Share
Shares Granted	# of Options	Grant Price

2.    Option. This Option is a non-qualified stock option that is intended to conform in all respects with the Amended and Restated Coach, Inc. 2010 Stock Incentive Plan (the “Plan”), a copy of which will be supplied to you upon your request, and the provisions of which are incorporated herein by reference. This Option is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
3.    Expiration Date. This Option expires on the tenth (10th) anniversary of the Grant Date (the “Expiration Date”).
4.    Vesting. This Option may be exercised (subject to the restrictions contained in this Agreement) only to the extent it has vested, which shall be the earlier of the date of the Company’s next regular annual meeting of shareholders or twelve months after the grant date (the “Vesting Date”); provided, that, subject the following sentence, you remain in continuous service as a Director of the Company during the period beginning on the Grant Date and ending on the Vesting Date. If you cease active service with the Company’s Board of Directors prior to the Vesting Date because of your death or Permanent and Total Disability (as defined below), this Award will continue to vest in accordance with the schedule set forth in this paragraph. For purposes of the foregoing, “Permanent and Total Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

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5.    Exercise. This Option may be exercised in whole or in part for the number of Option Shares specified (which in all cases must be at least the lesser of two-hundred and fifty (250) or the total number of shares outstanding under this Option) in a verbal notice that is delivered to the Company or its designated agent and is accompanied by full payment of the Exercise Price for such number of specified Option Shares in cash. Subject to Section 1 above, this Option will be considered exercised on the date on which (a) your verbal notice of exercise and your payment of the Exercise price, have both been received by the Company and (b) any condition to exercise, as described herein, has be satisfied.
6.    Rights as a Stockholder. You will have no right as a stockholder with respect to any Option Shares until and unless ownership of such Option Shares has been transferred to you.
7.    Options Not Transferable. This Option will not be assignable or transferable by you, other than by a qualified domestic relations order or by will or by the laws of descent and distribution, and will be exercisable during your lifetime only by you (or your legal guardian or personal representative). If this Option remains exercisable after your death, subject to paragraphs 1, 5, and 6 above, it may be exercised by the personal representative of your estate or by any person who acquires the right to exercise such Option by bequest, inheritance or otherwise by reason of your death.
8.    Transferability of Option Shares. Option Shares generally are freely tradeable in the United States. However, you may not offer, sell or otherwise dispose of any Option Shares in a way which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions required by law on Common Stock received by you pursuant to this Option.
9.    Conformity with the Plan. This Option is intended to conform in all respects with, and is subject to applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement and the Plan.
10.    Miscellaneous.
(a)    Amendment or Modifications. The grant of this Option is documented by the minutes of the Board, which records are the final determinant of the number of shares granted and the conditions of this grant. The Board may amend or modify this Option in any manner to the extent that the Board would have had the authority under the Plan initially to grant such Option, provided that no such amendment or modification shall directly or indirectly impair or otherwise adversely affect your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

(b)    Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of New York, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in New York, New York, and you and the Company agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense or inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.
(c)    Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns and heirs and legal representatives of the parties hereto whether so expressed or not.
(d)    Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

In witness whereof, the parties hereto have executed and delivered this agreement.

COACH, INC.
Sarah Dunn Global Human Resources Officer

Date: Date of Grant

I acknowledge that I have read and understand the terms and conditions of this Agreement and of the Plan and I agree to be bound thereto.
OPTIONEE:

__________________________________
NAME
Date: _____________________________